Exhibit 99.1

Media contact:
Gina Penzig, director, corporate communications
Phone: 785.575.8089 gina.penzig@WestarEnergy.com
Investor contact:
Bruce Burns, director, investor relations
Phone: 785.575.8227 bruce.burns@WestarEnergy.com

BOARD SELECTS RUELLE TO SUCCEED MOORE AS CEO

CFO Ruelle becomes president, director; Moore announces plan to retire.

TOPEKA, Kan., May 19, 2011 — The Westar Energy, Inc. (NYSE:WR) Board of Directors announced at today’s annual shareholder meeting that Executive Vice President and Chief Financial Officer Mark A. Ruelle, 49, will succeed President and Chief Executive Officer William B. Moore upon his retirement. Effective today, Ruelle will be president and chief financial officer. He was also added to the company’s board of directors.

“Mark was instrumental in Westar’s return to being a strong, successful electric utility,” said Charles Q. Chandler, IV, chairman of the board, “In addition to doing an outstanding job as CFO, Mark has been integral in developing and executing Westar’s business strategy.”

Ruelle and Moore were among executives who returned to Westar Energy in late 2002 and early 2003 when the company set course to shed debt and return to operating solely as a vertically integrated electric utility.

Moore remains as chief executive officer and board member but has indicated his intention to retire later this year. Over the next few months, Ruelle will become president and chief executive officer. Both executives are committed to a smooth transition of leadership.

Westar board selects Ruelle to succeed Moore	Page 2 of 2

“The board and I extend our gratitude to Bill. We wish him a long and healthy retirement. Bill returned to Westar in late 2002 to help restore the company and guide it to its sound state today,” Chandler said.

Since 2003, Ruelle has served as executive vice president and chief financial officer of Westar Energy. In that role, he has had responsibility for large construction projects, information technology and human resources in addition to accounting, finance and investor relations. Before returning to Westar Energy, Ruelle served in various executive positions at Sierra Pacific Resources, Inc. (NYSE: SRP), the owner of the largest electric utilities in Nevada. At Sierra Pacific Resources, Ruelle served four years as senior vice president and CFO and one year as president of its Nevada Power Company unit.

Photos of Moore and Ruelle are available at www.WestarEnergy.com/news.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 687,000 customers in the state. Westar Energy has about 6,800 megawatts of electric generation capacity and operates and coordinates more than 34,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.